Exhibit 99.2

KAR Auction Services, Inc.

2010 Supplemental Financial Information

February 23, 2011

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2010
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated
Net income (loss)	$8.1	$11.4	$11.2	($23.4)	$7.3
Add back:
Income taxes	4.9	5.2	3.7	(16.3)	(2.5)
Interest expense, net of interest income	0.1	0.6	2.1	32.2	35.0
Depreciation and amortization	22.3	15.2	6.4	0.1	44.0
Intercompany	11.3	9.6	(3.2)	(17.7)	—

EBITDA	46.7	42.0	20.2	(25.1)	83.8
Adjustments	4.7	3.4	0.3	10.8	19.2

Adjusted EBITDA	$51.4	$45.4	$20.5	($14.3)	$103.0

	Three Months Ended December 31, 2009
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated
Net income (loss)	$17.2	$13.8	$9.0	($34.7)	$5.3
Add back:
Income taxes	12.3	7.8	2.7	(22.7)	0.1
Interest expense, net of interest income	0.1	0.4	—	39.2	39.7
Depreciation and amortization	21.6	14.4	6.3	0.2	42.5
Intercompany	1.8	4.4	(1.4)	(4.8)	—

EBITDA	53.0	40.8	16.6	(22.8)	87.6
Adjustments	2.6	(2.4)	1.9	10.0	12.1

Adjusted EBITDA	$55.6	$38.4	$18.5	($12.8)	$99.7

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions) (Unaudited)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Net income	$8.1	$28.6	$25.6	$7.3	$69.6
Add back:
Income taxes	(1.3)	19.9	11.1	(2.5)	27.2
Interest expense, net of interest income	34.9	35.9	35.5	35.0	141.3
Depreciation and amortization	43.3	41.8	42.2	44.0	171.3

EBITDA	85.0	126.2	114.4	83.8	409.4
Nonrecurring charges	21.1	3.0	2.8	8.4	35.3
Noncash charges	12.6	3.6	5.8	12.9	34.9
AFC interest expense	(1.4)	(1.8)	(1.9)	(2.1)	(7.2)
Accounting change	2.8	—	—	—	2.8

Adjusted EBITDA	$120.1	$131.0	$121.1	$103.0	$475.2

Segment Results

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2010	2009
ADESA revenue	$1,075.9	$1,088.5
Cost of services*	611.2	615.4

Gross profit*	464.7	473.1
Selling, general and administrative	211.9	207.1
Depreciation and amortization	86.9	88.4

Operating profit	$165.9	$177.6

EBITDA	$253.8	$268.2
Adjustments	16.0	18.1

Adjusted EBITDA	$269.8	$286.3

*	Exclusive of depreciation and amortization

Revenue for ADESA for the year ended December 31, 2010, decreased $12.6 million, or 1%, to $1,075.9 million, as compared with $1,088.5 million for the year ended December 31, 2009. Gross profit for ADESA decreased $8.4 million, or 2%, to $464.7 million, as compared with $473.1 million for the year ended December 31, 2009. Gross margin for ADESA was 43.2% for the year ended December 31, 2010 versus 43.5% for the year ended December 31, 2009. The decrease in revenue and gross profit were primarily a result of a 7% decrease in the number of vehicles sold, partially offset by a 6% increase in revenue per vehicle sold, both as compared to the year ended December 31, 2009. Due primarily to an increase in non-cash stock compensation expense, selling, general and administrative expense increased $4.8 million to $211.9 million.

For the year ended December 31, 2010, ADESA’s used vehicle conversion percentage declined to 65.0% as compared to 66.9% for the year ended December 31, 2009. The decline in conversion rate, which contributed to the decline in gross margin, was driven in part by the company’s growth in dealer consignment vehicles, which typically convert at a lower conversion rate than institutional vehicles.

IAAI Results

	Year Ended December 31,
(Dollars in millions)	2010	2009
IAAI revenue	$610.4	$553.1
Cost of services*	362.0	352.1

Gross profit*	248.4	201.0
Selling, general and administrative	78.9	65.5
Depreciation and amortization	58.9	58.3

Operating profit	$110.6	$77.2

EBITDA	$170.8	$137.9
Adjustments	15.2	8.7

Adjusted EBITDA	$186.0	$146.6

*	Exclusive of depreciation and amortization

Revenue from IAAI for the year ended December 31, 2010 increased $57.3 million, or 10%, to $610.4 million, as compared with $553.1 million for the year ended December 31, 2009. Gross profit at IAAI increased $47.4 million, or 24%, to $248.4 million, as compared with $201.0 million for the year ended December 31, 2009. Gross margin for IAAI was 40.7% for the year ended December 31, 2010 versus 36.3% for the year ended December 31, 2009. The increases in revenue and gross profit for the year ended December 31, 2010 were primarily a result of an increase in average selling price for vehicles sold at auction, partially offset by a decline of less than 2% in salvage vehicles sold. The increase in selling, general and administrative expense to $78.9 million, was primarily due to increases in incentive and non-cash stock compensation expense as well as increased professional fees related to the company’s process improvement initiatives.

AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2010	2009
AFC revenue	$128.7	$88.0
Cost of services*	28.5	29.8

Gross profit*	100.2	58.2
Selling, general and administrative	18.6	11.6
Depreciation and amortization	25.0	24.7

Operating profit	$56.6	$21.9

EBITDA	$80.0	$45.4
Adjustments	(0.4)	3.8

Adjusted EBITDA	$79.6	$49.2

Loan transactions	935,578	799,421
Revenue per loan transaction	$138	$110

*	Exclusive of depreciation and amortization

Revenue for AFC for the year ended December 31, 2010 increased $40.7 million, or 46%, to $128.7 million, as compared with $88.0 million for the year ended December 31, 2009. Gross profit at AFC increased $42.0 million, or 72%, to $100.2 million, as compared with $58.2 million for the year ended December 31, 2009. Gross margin for AFC was 78% for the year ended December 31, 2010 versus 66% for the year ended December 31, 2009. The increase in revenue and gross profit were primarily a result of a 25% increase in revenue per loan transaction and a 17% increase in loan transaction units. The increase in revenue per loan transaction was primarily a result of an increase in average loan value and a $6.1 million decrease in bad debt expense to $11.2 million. Due primarily to increases in incentive and non-cash stock based compensation expense, payroll costs and professional fees, selling, general and administrative expense increased $7.0 million to $18.6 million.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2010	December 31, 2009
Cash and cash equivalents	$119.1	$363.9
Restricted cash	8.6	9.3
Working capital	287.9	299.5
Amounts available under credit facility*	250.0	250.0
Cash flow from operations	467.6	250.8

*	KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s $1,865 million Credit Agreement, which was undrawn as of December 31, 2010. There were related outstanding letters of credit totaling approximately $29.4 million and $31.7 million at December 31, 2010 and 2009, respectively, which reduce the amount available under the senior credit facility.

During 2010, the Company used cash of $420.7 million to repay long-term debt, including payments for the early extinguishment of debt and related prepayment penalties, $78.9 million to purchase property, plant and equipment and $50.7 million to acquire businesses, including contingent payments for previous acquisitions. In addition, the inclusion of the obligations collateralized by finance receivables and related finance receivables on the balance sheet in 2010 resulted in an increase in cash from operations of $148.9 million as the changes in these amounts are now included in investing and financing activities in our statement of cash flows.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.